Exhibit 99.1

Sienna Biopharmaceuticals Reports First Quarter 2018 Financial Results

WESTLAKE VILLAGE, Calif., May 14, 2018 – Sienna Biopharmaceuticals, Inc. (NASDAQ:SNNA) today reported the Company’s financial results for the first quarter of 2018.

“We are pleased to report the results of our first quarter,” said Frederick C. Beddingfield III, M.D., Ph.D., President and Chief Executive Officer of Sienna. “We continue to advance our innovative multi-asset pipeline and are looking forward to data from all five of our clinical programs in the second half of this year and into the first quarter of 2019.”

Pipeline Overview

Sienna’s pipeline currently includes five clinical-stage programs:

(from the Company’s Topical by Design™ platform)

•	SNA-120 for the treatment of pruritus associated with psoriasis and the underlying psoriasis; Phase 2b top-line results expected in the first quarter of 2019

•	SNA-125 for the treatment of atopic dermatitis; Phase 1/2 proof-of-concept results expected in the fourth quarter of 2018

•	SNA-125 for the treatment of psoriasis; Phase 1/2 proof-of-concept results expected in the third quarter of 2018

(from the Company’s Topical Photoparticle Therapy™ platform)

•	SNA-001 for the treatment of acne; pivotal results expected in the second half of 2018

•	SNA-001 for the reduction of light-pigmented hair; pivotal results expected in the second half of 2018

Selected Financial Results

Total operating expenses for the three months ended Mar. 31, 2018, were approximately $18.5 million, which includes research and development, or R&D, expenses totaling approximately $13.0 million and general and administrative, or G&A, expenses totaling approximately $5.5 million. Total operating expenses for the three months ended Mar. 31, 2017, were approximately $9.0 million, which included R&D expenses totaling approximately $ 4.9 million and G&A expenses totaling approximately $4.1 million. The year-over-year increase in R&D expenses was due primarily to increased development costs related to the ongoing pivotal trials for SNA-001, the ongoing clinical trials for SNA-120 and initiation of the clinical trials for SNA-125. The year-over-year increase in G&A expenses was due primarily to an increase in personnel costs.

Cash burn during the three months ended Mar. 31, 2018, was approximately $14.5 million. Sienna’s cash and cash equivalents as of Mar. 31, 2018, totaled approximately $60.0 million.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing innovations in biotechnology to the discovery, development and commercialization of first-in-class, targeted, topical products in medical dermatology and aesthetics. The Company’s objective is to develop an innovative, diversified, multi-asset pipeline of topical therapies that enhance the health, appearance and quality of life of dermatology and aesthetics patients. Sienna is led by a management team with extensive experience in product development and commercialization at several leading dermatology, aesthetics and biotechnology companies.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding the timing of data readouts from Sienna’s clinical programs. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Annual Report on Form 10-K and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Sienna Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Operating expenses:
Research and development	$12,980	$4,917
General and administrative	5,497	4,076

Total operating expenses	18,477	8,993

Loss from operations	(18,477)	(8,993)
Other income (expense), net	1,374	(1,160)

Net loss before taxes	(17,103)	(10,153)
Income tax benefit	—	46

Net loss	$(17,103)	$(10,107)

Per share information:
Net loss, basic and diluted[1]	$(0.85)	$(5.30)

Basic and diluted weighted average shares outstanding[2]	20,228	1,907

1 Diluted net loss per share is the same as basic net loss per share, as the effects of potentially dilutive securities are antidilutive during periods of net loss.

2 As of Mar. 31, 2018, there were 20,732,399 shares of common stock outstanding.

Sienna Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$60,013	$74,467
Working capital	53,272	69,105
Total assets	123,544	136,847
Total current liabilities	9,120	8,241
Total liabilities	47,121	45,648
Accumulated deficit	103,000	85,897
Total stockholders’ equity	76,423	91,199

Contact:

Sean Andrews (Investors)

sandrews@siennabio.com

818-629-2244

Crystal Muilenburg (Media)

cmuilenburg@siennabio.com

818-584-1035

###

Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com

4